Exhibit 10.7

EMPLOYMENT AGREEMENT

        This Employment Agreement (“Agreement”) is entered into as of the 1st day of June, 2004, by and between Bernard J. Mansheim, M.D. (“Executive”) and Coventry Health Care, Inc. (“Employer”), a Delaware corporation with its principal place of business at 6705 Rockledge Drive, Bethesda, Maryland 20817.

W I T N E S S E T H:

        WHEREAS, Executive has been, prior to the date hereof, an employee of the business conducted by the Employer, and

        WHEREAS, Employer desires to continue to employ Executive and to be assured of his continued services in connection with the management of the business conducted by the Employer upon the terms and conditions hereinafter set forth, and

        WHEREAS, Executive is willing and desires to continue to be employed by the Employer to provide such services.

        NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

    1.        Employment. Employer hereby agrees to continue to employ Executive to serve as Senior Vice President and Chief Medical Officer. Executive hereby agrees to such employment on and after the date hereof under the terms and conditions hereinafter set forth.

    2.        Duties. Executive shall report to the Executive Vice President and Chief Operating Officer of Employer (the “Supervisor”). Executive’s powers and duties shall be those normally associated with such position or as may be delegated or assigned to Executive by his Supervisor or Employer’s President and Chief Executive Officer. During the term of this Agreement, Executive shall also serve without additional compensation in such other offices of the Employer or its subsidiaries or affiliates to which he may be elected or appointed.

    3.        Term. Subject to the terms and conditions set forth herein, the term of this Agreement commenced as of June 1, 2004, shall continue through December 31, 2006 (the “Initial Term”), and shall continue on a year to year basis thereafter (the “Renewal Term”), until the Executive’s employment terminates as outlined in Sections 8 and 9 herein or until one party provides the other with a minimum of thirty (30) days prior written notice (the “Notice”) of termination.

    4.        Base Compensation. For all duties rendered by Executive, Employer shall pay Executive a base salary (“Base Salary”) of no less than Three Hundred Seventy-Five Thousand Dollars ($375,000), annually. The Base Salary shall be paid to Executive in accordance with Employer’s normal payroll policies.

    5.        Additional Compensation. During the period of this Agreement and as a result of employment under this Agreement, Executive shall receive or be eligible for the following additional compensation:

        Bonus Compensation: Executive shall be eligible for an annual bonus (“Bonus”) in accordance with the Company’s Performance Based 162(m) Plan.

        Vacation: During each year of this Agreement, Executive shall be eligible to accrue four (4) weeks of paid vacation.

        Other Benefits: Executive will be eligible for participation in employee benefit programs available to employees of Employer, including but not limited to, participation in any profit-sharing, retirement or similar plans established by Employer in which managerial employees of Employer participate, including any such plan intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and any such plan providing supplemental executive retirement benefits.

    6.        Expenses. Executive shall be reimbursed for ordinary and necessary business expenses incurred by Executive on behalf of Employer and its subsidiaries or affiliates upon presentation of vouchers in accordance with the usual and customary procedure of Employer in relation to such expense items, except that Employer may elect, at its option, to pay such expense items directly rather than reimburse Executive therefor.

    7.        Extent of Service. Executive shall devote substantially all of his working time, attention and energies to the business of the Employer and shall not, during the term of this Agreement, take, directly or indirectly, an active role in any other business activity without the prior written consent of the Employer; but except as provided in Section 13(b), this Section shall not prevent Executive from serving as a director of other entities not affiliated with Employer, from making real estate or other investments of a passive nature or from participating in the activities of a nonprofit charitable organization where such participation does not require a substantial amount of time and does not adversely affect Executive’s ability to perform his duties under this Agreement.

    8.        Termination of Employment. Employer may terminate this Agreement with or without cause at any time with notice (as defined in Section 3). However, except in the case of a Termination With Cause (as defined in Section 22), if the Executive suffers a Termination Without Cause (as defined in Section 22) or a Constructive Termination (as defined in Section 22) the following provisions will apply:

(a)

Employer shall during the Severance Period (as defined in Section 22), continue to pay Executive an amount equal to the Executive’s Base Salary at the time of termination of employment. Such amount will be paid during the Severance Period in installments similar to those being received by Executive at the date of termination of employment, and will commence as soon as practicable following the date of termination of employment.

(b)

During the Severance Period Executive and his spouse and family will continue to be covered by all Welfare Plans (as defined in Section 22), maintained by Employer in which he or his spouse or family were participating immediately prior to the date of his termination as if he continued to be an employee of Employer; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer will provide substantially identical benefits to the extent possible. If, however, Executive obtains employment with another employer during the Severance Period, such coverage shall be provided until the earlier of: (i) the end of the Severance Period or (ii) the date on which the Executive and his spouse and family can be covered under the plans of a new employer without being excluded from full coverage because of any actual pre-existing condition. Executive’s eligibility for and the Employer match to the 401(k) Plan, Supplemental Executive Retirement Plan and/or any other retirement savings program in which the Employee participates shall end at the date of termination of employment.

(c)	During the Severance Period Executive shall not be entitled to accrue any additional vacation, sick or floating holiday time.

(d)

During the Severance Period Executive shall not be entitled to reimbursement for fringe benefits such as car allowance, dues and expenses related to club memberships, and expenses for professional services.

        Compensation under Section 8(a) and (b) hereof is contingent upon Executive’s compliance with Section 13 hereof.

    9.        Termination by Executive. Executive may terminate his employment hereunder at any time upon thirty (30) days prior written notice (the “Notice”). Upon such termination by Executive, the Employer shall pay the Executive only his Base Salary due through the date on which his employment is terminated at the rate in effect at the time of notice of termination. The Employer shall then have no further obligation to Executive under this Agreement, except for the payout of benefits accrued under any Employee Benefit Plans or other employee benefits.

    10.        Setoff.

(a)

With respect to Section 8, payments or benefits payable to or with respect to Executive or his spouse pursuant to this Agreement shall be reduced by the amount of any claim of Employer against Executive or his spouse or any debt or obligation of Executive or his spouse owing to Employer.

(b)

With respect to Section 8, payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount Executive may earn or receive from employment with another employer or other professional services, except as expressly provided in Section 8(b). Employee shall notify Employer immediately in writing of the date upon which such services or other work commenced and shall provide Employer with such documentation as Employer shall require to determine the amount of any such setoff. Employee’s failure to provide such written notice and documentation as required herein shall immediately release Employer from its obligations under this Agreement and Employer shall have the right to recover all amounts payable beginning at the point of employment with another employer or at the point other professional services are rendered.

    11.        Death. In the event of the Executive’s death during the Initial or Renewal Term, the Agreement terminates and all payments under the Agreement shall cease as of the date of death, except for the following benefits to be paid to the Executive’s beneficiaries:

(a)	any earned but unpaid base salary and a lump sum payment equal to the average annual bonus compensation for the two (2) calendar years immediately preceding the death of Executive;

(b)     for twenty-four (24) months following the date of the Executive’s death, the Company shall pay the cost of medical, dental, and vision insurance premiums as in effect at the date of the Executive’s death, to the Executive’s designated beneficiary, subject to a formal election by the beneficiary;

(c)     the exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans; and

(d)     the Executive’s designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided or referred to in this Employment Agreement.

    12.        Disability. Notwithstanding the short-term disability of the Executive, the Company will continue to pay the Executive pursuant to Section 4 hereof during the Initial or Renewal Term, unless the Executive’s employment is earlier terminated in accordance with this Agreement. In the event the Executive becomes disabled (as defined by the Company’s long-term disability plan), the Executive’s employment will be termed and the Company will pay the Executive amounts equal to the following:

(a)	any earned but unpaid Base Salary and a lump sum payment equal to the average annual Bonus for the two (2) calendar years immediately preceding the year of termination due to disability;

(b)

for twenty-four (24) months following the date of the Executive’s termination due to disability, the Company shall pay for the cost of the Executive’s medical, dental, and vision insurance premiums as in effect at the date of the Executive’s termination, subject to a formal election by the Executive; and

(c)

the Executive will receive a monthly payment equal to 60% of the Executive’s pre-disability earnings (as defined by the qualified long-term disability plan) less any monthly benefit paid under the qualified long-term disability program. Such payments shall continue to cessation of payments under the Company’s qualified long-term disability program.

(d)	the Executive will receive twelve (12) months additional vesting credit for all stock options and restricted stock awards.

        During the period the Executive is receiving payments following his disability and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his position or prior position with the Company and his physical and mental health.

        For purposes of this Agreement, the term “disabled” or “disability” will have the same meaning as is attributed to such term, or any substantially similar term, in the Company’s long-term disability income plan as in effect from time to time. The Company’s group long-term disability policy in existence at the time of disability shall be considered to be a part of this Agreement.

13.	Restrictive Covenants.

(a)

Confidential Information. Executive agrees not to disclose, either during the time he is employed by the Employer and for a period of twelve months following termination of employment in accordance with the terms of Section 8 herein, to any person (other than a person to whom disclosure is necessary in connection with the performance of his duties as an employee of Employer or to any person specifically authorized by the President and Chief Executive Officer of Employer) any material confidential information concerning the Employer or any of its Affiliates, including, but not limited to, strategic plans, customer lists, contract terms, financial costs, pricing terms, sales data or business opportunities whether for existing, new or developing businesses.

(b)

Non-Competition. During the term of employment provided hereunder and for a period of twelve months following termination of employment in accordance with the terms of Section 8 herein, Executive will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or any have financial interest in, or aid or assist anyone else in the conduct of, any business which is in competition with any business conducted by the Employer or any Affiliate of Employer in any state in which the Employer or any Affiliate of Employer is conducting business on the date of termination or expiration of this Agreement, provided that ownership of 5% or less of the voting stock of any public corporation shall not constitute a violation hereof. In the event Executive enters into any of the foregoing arrangements in competition with Employer or any Affiliate of Employer, Executive shall forfeit all rights to payments and other benefits under Section 8 above, and not yet paid to Executive under this Agreement, as of the violation of the terms of this Section 13(b). Such forfeiture shall be Employer’s sole remedy against Executive for violation of this Section 13(b).

(c)

Non-Solicitation. During the term of employment provided for hereunder and for a period of twelve months following termination of employment in accordance with the terms of Section 8 herein, Executive will not (i) directly or indirectly solicit business which could reasonably be expected to conflict with the interest of Employer or any Affiliate of Employer from any entity, organization or person which has contracted with the Employer or any Affiliate of Employer, which has been doing business with the Employer or any Affiliate of Employer, from which the Employer or any Affiliate of Employer was soliciting business at the time of the termination of employment or from which Executive knew or had reason to know that Employer or any Affiliate of Employer was going to solicit business at the time of termination of employment, or (ii) employ, solicit for employment, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Employer or any Affiliate of Employer.

(d)

Consultation. Executive shall, at the Employer’s written request, for a period of twelve months following termination of his employment, in accordance with the terms of Section 8 herein, cooperate with the Employer in concluding any matters in which Executive was involved during the term of his employment and will make himself available for consultation with the Employer on other matters otherwise of interest to the Employer. The Employer agrees that such requests shall be reasonable in number and will consider Executive’s time required for other employment and/or employment search. In the event of voluntary termination by Executive, Employer agrees to pay Executive a reasonable fee for any such consultation services requested by Employer; provided, however, Executive agrees to cooperate with Employer and if there is no conflict with Executive’s new employer, in concluding any matters in which Executive was involved during the term of his employment.

(e)

Enforcement. Executive and the Employer acknowledge and agree that any of the covenants contained in this Section 13 herein may be specifically enforced through injunctive relief but such right to injunctive relief shall not preclude the Employer from other remedies which may be available to it.

14.

Executive Assignment. No interest of Executive or his spouse or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

15.

Benefits Unfunded. All rights of Executive and his spouse or other beneficiaries under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Executive nor his spouse or other beneficiaries shall have any interest in or rights against any specific assets of Employer, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

16.

Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to his primary residence in the case of Executive, or to its principal office in the case of the Employer and the date of receipt shall be deemed the date which such notice has been provided.

17.	Waiver of Breach. The waiver by either party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

18.

Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. The Executive acknowledges that the services to be rendered by his are unique and personal, and Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

19.

Entire Agreement. This instrument contains the entire agreement of the parties and supersedes all other prior agreements, employment contracts and understandings, both written and oral, express or implied with respect to the subject matter of this Agreement and may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

20.	Applicable Law. This Agreement shall be governed by the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

21.	Headings. The sections, subjects and headings of this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

22.	Definitions. For purposes of this Agreement:

(a)	“Affiliate” shall have the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act of 1933, as amended.

(b)

“Constructive Termination” shall mean termination by the Executive which follows (i) reassignment of duties, responsibilities, title, or reporting relationships that are not at least the equivalent of his then current position as set forth in Section 1, (ii) the intentional or material breach by the Company of this Agreement, or (iii) a reassignment to a geographic location more than fifty (50) miles from Bethesda, Maryland. The Executive shall have a period of ninety (90) days after termination of his employment to assert against the Employer that he suffered a Constructive Termination, and after the expiration of such ninety (90) day period, the Executive shall be deemed to have irrevocably waived the right to such assertion.

(c)

“Severance Period” shall mean the period beginning on the day after the Executive’s employment with Employer ends after a Termination Without Cause or Constructive Termination, as described in Section 8, and ending on the date that follows twelve months thereafter.

(d)

“Termination With Cause” shall mean termination by the Employer, acting in good faith, by written notice to the Executive specifying the event relied upon for such termination, due to; (i) the Executive’s indictment or conviction of a felony, (ii) the Executives’ intentional perpetration of a fraud, theft, embezzlement or other acts of dishonesty, (iii) the Executive’s intentional breach of a trust of fiduciary duty which materially affects the Employer or its shareholders.

(e)	“Termination Without Cause” shall mean termination by the Employer other than due to the Executive’s death or “Termination With Cause”.

(f)	“Welfare Plans” shall mean any medical, vision and dental coverage made available by Employer in which Executive is eligible to participate.

23.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

24.

Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby. In the event that Section 13(b) is determined by a court of competent jurisdiction to be invalid due to overbreadth, such Section 13(b) shall be constructed as narrowly as necessary to be enforceable.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

/s/ Bernard J. Mansheim, M.D.

Bernard J. Mansheim, M.D.

COVENTRY HEALTH CARE, INC.

By: /s/ Thomas P. McDonough

Thomas P. McDonough
Executive Vice President and Chief Operating Officer